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                                                                    Exhibit 99.1

                    STONEPATH GROUP REPORTS Q1 2005 RESULTS;
             COMPANY COMPLETES MAJORITY OF RESTRUCTURING INITIATIVE

PHILADELPHIA, May 16, 2005 (BUSINESS WIRE) -- Stonepath Group (AMEX: STG), a global logistics services organization, has reported financial results for the three months ended March 31, 2005.

For the three months ended March 31, 2005, Stonepath reported revenue of $90.0 million, net revenue of $20.4 million and a net loss of $(7.6) million, or $(0.17) per diluted share, including a restructuring charge of $3.3 million or $(0.08) per diluted share, that was recorded in the first quarter of 2005.

The restructuring, which began during the third quarter of 2004, includes costs associated with continued reduction in staff, facilities and costs associated with the integration of U.S. administrative functions. Stonepath expects to incur an additional $500,000 of restructuring costs in the second quarter of 2005. These costs are primarily associated with the company's move of its headquarters functions from Philadelphia and Minneapolis to a centralized facility in Seattle Washington.

For the corresponding period of the prior year, revenue was $60.2 million, net revenue was $16.8 million, and the net loss was $(5.7) million, or $(0.15) per diluted share.

"While we continued to see strength on the international side of the business, particularly in Asia, our restructuring initiative continued to impact results," remarked Jason Totah, Stonepath Group's Chief Executive Officer. "We fully expect the changes we instituted across the business, from rationalizing personnel and facilities to negotiating more advantageous customer contracts, to translate into better financial results in the latter half of 2005. In fact, we are already seeing benefits of a more efficient cost structure and a more centralized operation in the U.S. as we move through the second quarter."

Totah continued, "The first quarter was also impacted by seasonality, historically an issue for Stonepath in the first half of the year due to trade flows and retail inventory cycles, and by the weakness in the automotive sector this quarter. However, with the vast majority of the restructuring now behind us and the restatements of previously issued financial statements finished, we feel confident about our ability to produce stronger results during the remainder of 2005."

Dennis Pelino, Stonepath's Chairman, commented, "We have a number of exciting initiatives underway that will bring Stonepath sustained, positive EBITDA for the long term. This is a business about customer service and margin management. We have the management team across the organization that understands this reality and lives it every day. Through solid operational performance on behalf of our customer base and continued expansion of our sales efforts, we are building the foundation that has been our goal from the beginning of our four year history. Notwithstanding the unexpected developments in our Domestic division last year, the internal growth of the company remains solid."

Pelino continued, "For example, I recently returned from Brazil where we secured the warehousing and distribution for The Solae Company, a joint venture between Bunge Limited (NYSE: BG) and DuPont (NYSE: DD) for the global manufacturing and sale of soy products. It is always rewarding when a company of this stature demonstrates an understanding of Stonepath's commitment to high-end customer service by selecting us as its logistics provider. We sincerely appreciate the continuing loyalty of both customers and shareholders during our recent difficulties. With our belief that these issues are behind us, we look forward to your ongoing support as we build an exciting path to our future."
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Investor Conference Call

Stonepath will host a conference call for shareholders and the investing community on Thursday, June 9th, 2005 at 11:00 am, ET. The call can be accessed by dialing (800)344-0961(US); (706)634-0981 (International) and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (800)642-1687 (U.S.); (706)645-9291(Int'l) and using the following code: 6425443.

About Stonepath Group (AMEX:STG)

Stonepath Group (www.stonepath.com) is a growing logistics services organization that integrates established logistics companies with innovative technologies. Through its operating divisions, Stonepath Logistics offers a full-range of time-definite transportation and distribution solutions to a wide range of global and local businesses. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (212) 254-8280.

This Press Release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "guidance," "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue" or the negative of such terms or other similar expressions. While it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenue consistent with recent results, (ii) our ability to achieve our targeted operating margins, (iii) our ability to compute our restructuring efforts within the costs we now expect, (iv) our ability to realize the planned benefits from our restructuring efforts, (v) our dependence on certain large customers, (vi) our dependence upon certain key personnel, (vii) an unexpected adverse result in any legal proceeding, (viii) competition in the freight forwarding, logistics and supply chain management industry, (ix) the impact of current and future laws affecting the Company's operations, (x) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, and (xi) regional disruptions in transportation. Other factors that might cause or contribute to such a discrepancy between expected and actual results include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2004), other public documents and recent press releases, which can be found on our corporate web site, www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

SOURCE: Stonepath Group

Stonepath Group
John Brine, 212-254-8280